Exhibit 99.1

CALLAWAY GOLF COMPANY ACQUIRES

TOULON DESIGN

Leading Equipment Manufacturer Strengthens its Premium Milled Putter Offering

and Adds Industry Innovator

CARLSBAD, Calif., August 29, 2016 — Callaway Golf Company (NYSE: ELY), an industry leader in innovative golf equipment and technology, today announced it has entered into an agreement to acquire Toulon Design. Based in Vista, California, Toulon Design is a premium milled putter company specializing in performance-driven design and exceptional customization. Sean Toulon, the company’s co-founder, is an established innovator in the golf industry with more than 30 years of experience; he will join Callaway Golf as SVP, Callaway Golf and General Manager, Odyssey Brand. Terms of the agreement were not disclosed.

With the acquisition of Toulon Design, Callaway strengthens its position in the putter category, where its Odyssey brand has been the #1 Putter in Golf® since Callaway acquired the brand in 1997. Odyssey is also the #1 Putter across the major worldwide Tours, with more Tour wins and major championships than any other putter company this year.

“Sean is one of the most experienced and knowledgeable leaders in the golf equipment industry, and we are excited to have him come aboard to help us continue to lead the putter category with great designs and the highest performing innovations,” commented Chip Brewer, President and Chief Executive Officer at Callaway Golf Company. “With today’s announcement we fortify our position as the number one equipment company in golf and add valuable experience to our leadership team.”

“We are so excited to be joining forces with Callaway and Odyssey,” said Mr. Toulon. “We have been inspired by the innovation of these two great brands over a long period of time. But what might be even more impressive is the engagement these great brands have with golfers,” he continued. “We have always believed that a deep connection to the game and to those that love it is the key to creating world class products and experiences that golfers love. We feel like we have found the perfect home and look forward to creating incredible products for passionate golfers for many years to come.”

For more information about Callaway Golf, please visit www.callawaygolf.com.

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About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

MEDIA CONTACT:

Scott Goryl

Callaway Golf Company

Scott.Goryl@CallawayGolf.com